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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Post Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-108856) and related Prospectus of Nektar Therapeutics for the registration of 9,764,048 shares of its common stock and to the incorporation by reference of our report dated Februrary 19, 2004 (except Note 1 as to which the date is April 13, 2004), with respect to the consolidated financial statements of Nektar Therapeutics included in its Annual Report, as amended, (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Palo Alto, California
June 24, 2004

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  Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM